Exhibit 99.1

LQR House Inc. Announces Agreement with Activist Investor David Lazar for $3 Million Investment in Exchange for 5,454,545 shares at $0.55 and His Appointment as Board Member and President

MIAMI BEACH, FL / ACCESSWIRE / October 16, 2024 / LQR House Inc. (the “Company” or “LQR House”) (NASDAQ: LQR), a niche e-commerce platform specializing in the spirits and beverage industry, today announced that it has entered into a securities purchase agreement with activist investor David E. Lazar. Under the agreement, Mr. Lazar has committed to providing $3.0 million in funding to LQR House, distributed in two tranches. It is expected that by October 16, 2024, Mr. Lazar will make an initial payment of $606,000 in exchange for approximately 1.1 million shares of LQR House common stock. The balance of  $2,394,000 will be funded at the final closing, subject to certain closing conditions, including shareholder approval. The investment will be put to a vote at the Company’s 2024 annual stockholders meeting, scheduled for the fourth quarter of this year.

Upon completion of the full $3.0 million funding, Mr. Lazar will also receive warrants to purchase 10,909,090 shares of the Company’s common stock at an initial exercise price of $0.55 per share.      Following the final closing, Mr. Lazar is expected to become the Company’s largest shareholder, with significant voting influence over the Company (excluding any warrants he may receive). The funds will be used for general corporate purposes, with a focus on reducing operating expenses and exploring strategic alternatives.

As part of the transaction, Mr. Lazar has been appointed to the LQR House Board of Directors and as President, with a focus on investor relations and market communications. In this capacity, he will help steer the company’s strategic direction to ensure alignment with shareholder interests. Additionally, Avraham Ben-Tzvi, an experienced corporate attorney, has also been appointed to the Board of Directors.

David Lazar, a private activist investor with expertise in capital restructuring and reverse mergers, expressed enthusiasm about the partnership: “I’m pleased to announce my significant investment in LQR House and look forward to working with the Board and management to actively explore strategic opportunities that will drive shareholder value.”

Sean Dollinger, CEO of LQR House, commented: “Since going public, LQR House has faced market challenges. Our commitment has always been to our shareholders, and we’re excited about the opportunity to work with David Lazar to help turn the narrative around. We believe that his leadership will open new strategic possibilities for LQR House and its investors, and we look forward to this transformative partnership.”

Additionally, LQR House announces the resignation of board member Jatinder (Jay) Dhaliwal. The company extends its gratitude for his contributions and wishes him success in his future endeavors.

About LQR House Inc.

LQR House intends to become a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes software, data analytics, and artificial intelligence to elevate the consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a curated selection of alcohol products delivered to homes across the United States. Beyond its role in an e-commerce sector, LQR House is a marketing agency with a specialized focus on the alcohol industry. The Company measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a return on investment. Backed by an influential network of over 550 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House intends to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

About David E. Lazar

David E. Lazar is an experienced private investor who brings domestic and international experience in operations, accounting, audit preparation, due diligence, capital restructuring, debt financing, and mergers and acquisitions.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Shareholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. Forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the headings “Risk Factors”. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

Investor and Media Contact:

info@lqrhouse.com